UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14a-12

ASTEA INTERNATIONAL INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Astea International Inc.
240 Gibraltar Road
Horsham, Pennsylvania 19044

---------------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 24, 2005

To the Stockholders of Astea International Inc.:

The Annual Meeting of Stockholders of Astea International Inc., a Delaware corporation (the "Company"), will be held on Wednesday, August 24, 2005 at 10:00 a.m., local time, at the Company's headquarters at 240 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1. To elect four (4) directors to serve until the next Annual Meeting of Stockholders.

2. To ratify the selection of BDO Seidman LLP as independent auditors for the fiscal year ending December 31, 2005.

3.
To transact such other business as may properly come before the meeting or any adjournments thereof. Only stockholders of record at the close of business on June 30, 2005, the record date fixed by the Board of Directors of the Company, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

By Order of the Board of Directors of the Company

/s/ Zack B. Bergreen
Zack B. Bergreen
President and Chief Executive Officer
Horsham, Pennsylvania
July 14, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

Astea International Inc.
240 Gibraltar Road
Horsham, Pennsylvania 19044

PROXY STATEMENT

July 14, 2005

Proxies in the form enclosed with this proxy statement, which were first mailed to stockholders on or about July 14, 2005, are being solicited by the Board of Directors (the “Board of Directors”) of Astea International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, August 24, 2005, at 10:00 a.m. local time, at the Company's headquarters at 240 Gibraltar Road, Horsham, Pennsylvania 19044, or at any adjournments thereof (the "Annual Meeting").

Only stockholders of record at the close of business on June 30, 2005 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, 3,008,798 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the instructions marked thereon. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised, by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

Our Bylaws provide that at any meeting of stockholders, the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitute a quorum for the transaction of business. The election of directors will be decided by a plurality of the votes of the shares cast, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. On all other matters being submitted to stockholders, affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. An abstention with respect to any such proposal will have the same effect as a vote against such proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal as to which authority was withheld. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to approve the proposal (but not the percentage), because they reduce the number of shares present at the meeting from which a majority is calculated.

The persons named as proxies and attorneys-in-fact are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. In addition to the election of directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR the proposal if no specification is indicated.

The Board of Directors knows of no other matters to be presented at the Annual Meeting other than as set forth in this proxy statement. If any other matter should be presented at the Annual Meeting (or any adjournments thereof) upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and attorneys-in-fact in the proxies, to the extent permitted by applicable law.

An Annual Report to Stockholders containing financial statements for the fiscal year ended December 31, 2004, is being mailed together with this proxy statement to all stockholders entitled to vote.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

In accordance with the Company's By-Laws, the Board of Directors currently consists of four (4) members - Zack B. Bergreen, Adrian Peters, Thomas J. Reilly, Jr. and Eric Siegel. Messrs. Peters, Reilly and Siegel are independent directors. The terms of the current directors will expire at the Annual Meeting. All directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board of Directors has nominated and recommended Zack B. Bergreen, Adrian Peters, Thomas J. Reilly, Jr. and Eric Siegel to be elected to hold office until the 2006 Annual Meeting of Stockholders. The Board of Directors knows of no reason why the director nominees should be unable or unwilling to serve, but if any director nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such director nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the director nominees named below.

THE BOARD RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINEES LISTED BELOW.

The following table sets forth the nominees for election as directors at the Annual Meeting and the year each such nominee was first elected as a director; the positions currently held by the nominee with the Company, if applicable; and the year the nominee's term will expire:

Nominee's Name and Year Nominee First Became a Director	Age	Position(s) with The Company	Year Current Term Will Expire

Zack B. Bergreen (1979)	59	Chairman of the Board, President and Chief Executive Officer	2005

Adrian Peters (2000)	56	Director	2005

Thomas J. Reilly, Jr. (2003)	65	Director	2005

Eric Siegel (2002)	48	Director	2005

EXECUTIVE OFFICERS

The following table sets forth the executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

Name	Age	Position
Zack B. Bergreen	59	Chairman of the Board, President and Chief Executive Officer

Fredric (“Rick”) Etskovitz	50	Chief Financial Officer and Treasurer

John Tobin	39	Vice President, General Counsel, and Secretary

Zack B. Bergreen founded the Company in November 1979. From November 1979 to January 1998, he served as President, Treasurer and director of the Company. In April 1995, he was elected Chief Executive Officer and Chairman of the Board. From January 1998 through August 1999 Mr. Bergreen served as Chairman of the Board and Chief Executive Officer. From August 1999 to May 2000, his sole title was Chairman of the Board. Since June 2000, in addition to Chairman of the Board, Mr. Bergreen resumed the positions of President and Chief Executive Officer. Mr. Bergreen holds a Bachelor of Science and a Master of Science degree in Electrical Engineering from the University of Maryland.

Adrian A. Peters joined the Board of Directors in June 2000 and is a member of the Audit Committee. He is the President and founder of Tellstone (previously Boston Partners), a firm that specializes as strategic advisors to high-tech firms, starting in 1995. From 1986 through 1995, he held positions as President and Chief Executive Officer of various companies within Siemens AG, a large maker of telecommunications and industrial and other equipment. Prior to that, he held senior positions at Federale, an investment firm, Andersen Consulting and IBM. Mr. Peters studied science and engineering at the University of Stellenbosch in South Africa as well as management at Harvard Business School.

Thomas J. Reilly, Jr. joined the Board of Directors in September 2003. He is also Chairman of the Audit Committee. A thirty-one year veteran of Arthur Andersen, he brings extensive experience auditing both public and private corporations in the manufacturing, professional services, construction and distribution industries to the Company. He was partner in charge of the Philadelphia Audit Division of Arthur Andersen for seven years and participated in Quality Control reviews of several U.S. and International offices before retiring in 1996.

Eric Siegel joined the Board of Directors in September 2002 and is a member of the Audit Committee. In 1983, he founded Siegel Management Company, a strategy consulting and investment banking advisory firm with a diverse client base, principally middle market firms. His expertise and experience has been utilized by growth companies, public market and acquisition candidates, industry consolidators and turnarounds. He also serves on the board of directors of NCO Group (NASDAQ: NCOG), a provider of outsourced accounts receivable management and collection services, PSCInfoGroup, a privately backed information management company and B&W Tek, Inc., a developer and manufacturer of instrumentation and devices utilizing laser and spectrometer technology. An established author, he has been a lecturer in management at the Wharton School of the University of Pennsylvania for over twenty years. Mr. Siegel is a magna cum laude graduate of the University of Pennsylvania and received a Masters of Business Administration from the Wharton School of the University of Pennsylvania with honors.

Rick Etskovitz joined the Company in June 2000, when he was elected Chief Financial Officer and Treasurer. Responsible for the Company’s financial planning, investor relations, and executive guidance to help drive corporate performance, Rick brings to his position 25 years of experience in financial management and reporting. A certified public accountant, he previously served the Company for seven years as the engagement partner from an independent accounting firm. Before beginning his career in private practice, Rick was part of the financial management team at Dupont where he held responsibilities for Mergers and Acquisitions, Financial Planning, Corporate Accounting and Benefits. Rick received his Bachelor of Science from the Pennsylvania State University and his Masters of Business Administration from the Wharton School of the University of Pennsylvania. Mr. Etskovitz resigned from the Company in April 2004 and returned as Chief Financial Officer on January 4, 2005.

John Tobin joined the Company in June 2000 and serves as Vice President, General Counsel, and Secretary. Mr. Tobin is responsible for handling the legal affairs of the Company, along with various corporate development and business development initiatives. Prior to joining the Company, John worked at the Philadelphia law firms of Pepper Hamilton LLP and Wolf, Block, Schorr and Solis Cohen LLP, specializing in corporate transactions and intellectual property. Prior to returning to the Philadelphia area in 1998, he worked as a corporate and entertainment lawyer in Los Angeles, specializing in motion picture, television and music transactions and licensing, most recently with PolyGram Filmed Entertainment. Mr. Tobin received his Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania in 1987, and received his law degree from the University of Pennsylvania in 1992.

The Board of Directors elects executive officers on an annual basis, which serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors. Directors are encouraged to attend the Annual Meeting, but are not required to do so. One director attended the 2004 Annual Meeting.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met four (4) times in person or by telephone during the fiscal year ended December 31, 2004. During their respective terms of service in fiscal 2004, each of the directors attended at least 75% of the meetings of the Board of Directors and of all committees on which each served. The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except the Chief Executive Officer, has no material relationship with the Company and is an “independent director” within the meaning of the Marketplace Rules of The Nasdaq Stock Market director independence standards, as well as within the rules of the Securities and Exchange Commission (“SEC”). The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. Currently, all three independent directors, Messrs. Peters, Reilly and Siegel, are members of each committee of the Board of Directors.

 Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) operates under a written charter that has recently been revised. The new charter was adopted by the Board of Directors on May 12, 2004 and was included as an exhibit to the 2004 proxy statement. The composition of the Audit Committee, the attributes of its members and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The committee reviews and assesses the adequacy of its charter on an annual basis. The Board of Directors has determined that Mr. Reilly, the Chairman, is an “audit committee financial expert” as defined in the SEC rules.

The Audit Committee oversees the accounting, financial reporting and audit processes; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and reviews our internal controls. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor.

The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed. The Audit Committee met four times during the fiscal year ended December 31, 2004.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) was formed on May 12, 2004. Upon formation, the Board of Directors adopted the Nominating and Corporate Governance Committee charter, which was included as an exhibit to the 2004 proxy statement. The Nominating and Corporate Governance Committee charter is not available on the Company’s website. Prior to such adoption, the functions of the Nominating and Corporate Governance Committee were performed by the entire Board of Directors.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to the Company; oversees the evaluation of the Board of Directors and management; and oversees and sets compensation for the Board of Directors. The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2004.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria detailed below. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed in the section relating to stockholder proposals, and are discussed in detail in the Company’s By-Laws, which will be provided to you upon written request.

The Nominating and Corporate Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

All nominees for election to the Board of Directors this year are incumbents, and have previously stood for election to the Board of Directors by the stockholders.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was formally created on May 12, 2004. Prior to that, it was an ad hoc committee consisting of the independent members of the Board of Directors. The Compensation Committee oversees and makes recommendation to the Board of Directors regarding our compensation and benefits policies; and oversees, evaluates and approves compensation plans, policies and programs for our executive officers.

Communicating with the Board of Directors

Our policy is that stockholders may communicate with the Board of Directors by writing to the Company at Astea International Inc. Attention: Board of Directors, 240 Gibraltar Road, Horsham, Pennsylvania 19044. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct, which is applicable to all officers and employees of the Company, including the Chief Executive Officer and Chief Financial Officer. A copy of the Code of Conduct can be found on our website, www.astea.com. The Board of Directors has also adopted a Code of Ethics which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Controller. Copies of this are available upon request in writing to Astea International Inc. Attention: Chief Financial Officer, 240 Gibraltar Road, Horsham, Pennsylvania 19044.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of June 30, 2005: (i) the name of each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock outstanding at such date; (ii) the name of each director; and (iii) the name of each current executive officer of the Company. The following table also sets forth as of June 30, 2005 the number of shares of Common Stock owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for directors, nominees and executive officers as a group.

Name and Address Of Beneficial Owner+	Amount of Ownership(1)	Percent of Class(2)

Zack B. Bergreen (3)	1,418,000	47%

Adrian Peters (4)	17,000	*

Eric Siegel (5)	9,400	*

Thomas J. Reilly, Jr. (6)	3,000	*

Rick Etskovitz (7)	24,000	*

John Tobin (8)	20,000	*

Leviticus Partners, L.P. 30 Park Avenue, Suite 12F New York, NY 10016	250,000	7.8%

Daniel Zeff c/o Zeff Holding Company, LLC 50 California Street, Suite 1500 San Francisco, CA 94111	234,883	7.9%

All current directors, nominees and executive officers as a group (6 persons)(3)-(8)	1,491,400	50.3%

+	Except as otherwise indicated, the address of each person named in the table is c/o Astea International Inc., 240 Gibraltar Road, Horsham, Pennsylvania 19044.
*	Less than 1% of the outstanding shares of Common Stock.
(1)
Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock owned, based upon information provided to the Company by directors, officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date (“presently exercisable stock options”).

(2)
Applicable percentage of ownership as of the Record Date is based upon 2,966,491 shares of Common Stock outstanding as of that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Presently exercisable stock options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)
Includes 1,093,203 shares of Common Stock held by trusts of which Mr. Bergreen and his wife are the only trustees, 209,192 shares held by trusts with independent trustees, and 55,803 shares of Common Stock held by a family limited partnership of which Mr. Bergreen is the sole general partner. Also included are options to purchase 60,000 shares of Common Stock, all of which are currently exercisable.

(4)	Board Member. Includes options to purchase 14,200 shares of Common Stock, all of which are currently exercisable.
(5)	Board Member. Represents options to purchase 9,400 shares of Common Stock, all of which are currently exercisable.
(6)	Board Member. Represents 1,000 shares of Common Stock purchased on the open market and also options to purchase 2,000 shares of Common Stock, all of which are exercisable.
(7)	Chief Financial Officer. Represents 4,000 shares of Common Stock purchased on the open market and also options to purchase 20,000 shares of Common Stock, all of which are currently exercisable.
(8)	Vice President and General Counsel. Represents options to purchase 20,000 shares of Common Stock, all of which are currently exercisable.

COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003, and 2002, of the following persons (i) each person who served as Chief Executive Officer during the year ended December 31, 2004, and (ii) the four most highly compensated executive officers of the Company, other than the Chief Executive Officer, in office at December 31, 2004 who earned more than $100,000 in salary and bonus in fiscal 2004 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE
	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (# of shares)	All Other Compensation ($)
Zack B. Bergreen	2004	$210,000	—	—	$2,561 (1)
Chairman of the Board and Chief	2003	210,000	—	—	1,490 (1)
Executive Officer	2002	130,000	—	—	69,600 (2)

George S. Rapp (3)	2004	100,000		30,000 (5)	—
Chief Financial Officer

Rick Etskovitz (4)	2004	54,338	—		—
Chief Financial Officer	2003	129,525	—	10,000 (5)	—
	2002	127,050	—	10,000 (5)	—

John Tobin (6)	2004	139,681	—		1,959 (1)
Vice President and General Counsel	2003	150,306	—	10,000 (5)	1,235 (1)
	2002	151,033(7)	—	10,000 (5)

Ken Roy (8)	2004	150,000	$44,470		—
Vice President, North American Sales	2003	15,865	—	35,000 (5)	—

(1)	Represents partial matching 401(k) contributions.
(2)	Includes premiums for term, split dollar life insurance paid by the Company on behalf of the Named Executive Officer, along with partial matching 401(k) contributions.
(3)	George Rapp joined the Company in April 2004 and resigned in January 2005. No options to purchase shares of Common Stock vested and all have terminated.
(4)	Rick Etskovitz terminated his employment as Chief Financial Officer at April 2004 and rejoined the Company in January 2005.
(5)	Represents options to purchase shares of Common Stock, which were awarded based on merit.
(6)	Hired as employee effective January 1, 2003.
(7)	Compensation paid to Coleman Legal, a third party legal services provider.
(8)	Ken Roy joined the Company in November 2003 and resigned in June 2005. Options to purchase 8,750 shares of Common Stock vested and the remaining were terminated.

Option Grants in Last Fiscal Year

The following table sets forth each grant of stock options made during the year ended December 31, 2004 to each of the Named Executive Officers:

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Share)(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(2) 5%($) 10%($)

George Rapp	30,000 (3)	28%	$3.41	5/11/2014	$166,636	$265,340

(1)	The exercise price per share of each option was fixed by the Board of Directors.
(2)
Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individual.

(3)	No options to purchase shares of Common Stock vested and all have terminated.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended December 31, 2004 and the year-end value of unexercised options:

Name	Shares Acquired on Exercise(#)	Value Realized($)	Numbers of Securities Underlying Unexercised Options at Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year End Exercisable/Unexercisable

Zack B. Bergreen	—	—	60,000/20,000	—

Rick Etskovitz	—	—	16,250/13,750	—

John Tobin	—	—	16,250/13,750	—

Ken Roy	—	—	8,750/26,250	—

Employment Agreements and Severance Arrangements with Executive Officers

The Company has not entered into employment agreements with any of its current executive officers.

Compensation Committee Interlocks and Insider Participation

Messrs. Peters, Reilly and Siegel served as members of the Compensation Committee during the fiscal year ended December 31, 2004. No executive officer of the Company served as a member of the Board of Directors, Compensation Committee, or other committee performing equivalent functions, of another entity one of whose executive officers served as a director of the Company. Other than Mr. Bergreen, no person who served as a member of the Board of Directors was, during the fiscal year ended December 31, 2004, simultaneously an officer, employee or consultant of the Company or any of its subsidiaries. Mr. Bergreen did not participate in any Company determination of his own personal compensation matters.

Report on Executive Compensation

This report is submitted by members of the Board of Directors who functioned as an ad hoc Compensation Committee in 2004. The Compensation Committee is responsible for developing the compensation programs that relate to the Company's executive officers, senior management and other key employees and for establishing the specific short- and long-term compensation elements thereunder. The Compensation Committee also oversees the general compensation structure for all of the Company's employees. In addition, the Compensation Committee currently administers the Company's 1991 Amended Non-Qualified Stock Option Plan, 1994 Amended Stock Option Plan, 1995 Amended Non-Employee Director Stock Option Plan, 1995 Employee Stock Purchase Plan, 1997 Stock Option Plan, 1998 Stock Option Plan and 2001 Stock Option Plan.

The principal objective of the Company's executive compensation program is to enhance the Company's short-term and long-term financial results for the benefit of the Company's stockholders. To achieve this objective, the Company's executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning their financial interests with those of the Company's stockholders by providing a competitive compensation package based on corporate and individual performance. In addition, the Company performs periodic reviews of its executive compensation program to confirm the competitiveness of its overall executive compensation package as compared with companies that compete with the Company for prospective employees possessing skills necessary for developing, manufacturing and marketing successful high technology products and associated services.

Compensation under the Company's executive compensation program consists of three principal elements: (i) cash compensation in the form of base salary, (ii) annual incentive compensation in the form of cash bonuses, and (iii) long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, the Company's 1995 Employee Stock Purchase Plan, and a 401(k) profit sharing plan with matching Company contributions, which are available to all employees of the Company.

Base Salary. Compensation levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the committee seeks to align total executive compensation levels with corporate performance. Accordingly, base salary levels are set at what the committee believes are at the low-end of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at similar companies, while endeavoring to provide relatively higher incentive award opportunities. In addition, the committee generally takes into account such factors as (i) the Company's past financial performance and future expectations, (ii) business unit performance and future expectations, (iii) individual performance and experience and (iv) past salary levels. The committee does not assign relative weights or rankings to these factors, but instead makes an informed, but ultimately subjective, determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's executive officers other than the Chief Executive Officer are made by the committee near the beginning of each calendar year based on recommendations of the Chief Executive Officer.

Fiscal 2004 base salaries were determined after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the committee in determining total compensation to each executive officer. A significant factor in setting base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, were evaluations and recommendations made by the Chief Executive Officer. The committee believes that fiscal 2004 base salary levels for each of the Named Executive Officers named in the Summary Compensation Table were slightly below the median salary levels for comparable positions at comparable companies.

Incentive Compensation. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon the Company's performance, at the sole discretion of the committee. Additional bonuses may be awarded during the fiscal year to reward an executive officer for superior individual or business-unit performance. In 2004 cash bonuses were awarded based on Company performance, however, certain Named Executive Officers received bonuses for individual or business-unit performance. Mr. Roy received $44,470 pursuant to his sales incentive plan.

Stock Options. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables officers to share in the appreciation of the value of the Common Stock. The committee believes that such long-term stock option participation more closely aligns the interests of the executive officers with those of the stockholders by encouraging executive officers to enhance the value of the Company. In addition, the committee believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view.

The Company's stock option plans have been administered by the Board of Directors since January 1997 and by the Compensation Committee since its creation in May 2004. The committee periodically grants new options to provide continuing incentives for future performance. When establishing stock option grant levels, the committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current price of the Common Stock. For additional information regarding the grant of options, see the table under the heading "Option Grants in Last Fiscal Year."

Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a 401(k) profit sharing plan, which permits employees to invest in a variety of funds on a pre-tax basis and includes partial matching Company contributions. The Company also maintains insurance and other benefit plans for its employees.

Compensation of Chief Executive Officer. In 2004, Mr. Bergreen received an annual base salary of $210,000. In the event that the Company improves its financial performance, his base salary may be increased, and bonuses may potentially be awarded. The committee deemed Mr. Bergreen's compensation appropriate based on an assessment of salaries believed by the committee to be paid to chief executive officers at comparable companies, and an assessment of Mr. Bergreen's qualifications, performance and expected contributions to the Company's future growth.

Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The committee has considered these requirements and the related regulations. It is the present intent of the committee that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

Respectfully submitted by the following members of the Board of Directors:

Adrian Peters
Thomas J. Reilly, Jr.
Eric Siegel

Compensation of Directors

Each director who is not employed by the Company receives a $5,000 annual retainer and a fee of $1,500 for attendance at each regular and special meeting of the Board of Directors, and is also reimbursed for his reasonable out-of-pocket expenses incurred in attending meetings. Non-employee directors may elect to receive, in lieu of the foregoing cash compensation, unrestricted shares of Common Stock. Shares of Common Stock in lieu of cash compensation are acquired at the fair market value of the Common Stock on the last day of the calendar quarter during which the cash compensation was earned and foregone. Directors who are employees are not compensated for their service on the Board of Directors or any committee thereof.

In 2005, in addition to the above compensation, each Audit Committee member will receive a $5,000 supplement, and the Audit Committee Chairman will receive an additional $5,000 supplement. Each director will also receive an annual option grant of 3,000 shares. This additional compensation was instituted due to the increased workload on the directors.

REPORT OF THE AUDIT COMMITTEE

For fiscal 2004, the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor, management represented to the committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." The Company's independent auditor also provided the committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the committee discussed with the independent auditor that firm's independence.

Following the committee's discussions with management and the independent auditor, the committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by BDO Seidman LLP for the audit of the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by BDO Seidman LLP during those periods:

	2004	2003
Audit Fees (1)	$160,071	$145,500
Audit-related Fees (2)	9,000	9,000
Tax Fees (3)	73,219	62,200
All Other Fees (4)	-	-
Total (5)	$242,290	$216,700

(1)
Audit fees consisted of fees for professional services performed by BDO Seidman LLP for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees consisted of fees for assurance and related services performed by BDO Seidman LLP. This includes employee benefit plan audit and consulting on financial accounting and reporting standards.

(3)	Tax fees consisted of fees for tax compliance, tax advice and tax planning.
(4)	All other fees include fees for services not included in the other three categories.
(5)	The Audit Committee pre-approved 100% of the fees for 2004.

The Audit Committee has considered the non-audit services rendered to the Company by BDO Seidman LLP and believes the rendering of those services is not incompatible with BDO Seidman LLP maintaining its independence. The Audit Committee has established a policy governing our use of BDO Seidman LLP for non-audit services. Under the policy, management may use BDO Seidman LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2004, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by BDO Seidman LLP were approved by the Audit Committee.

Audit Committee:

Thomas J. Reilly, Jr., Chairman
Adrian Peters
Eric Siegel

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total stockholder return on the Common Stock during the period from December 31, 1999 through December 31, 2004, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company's Standard Industrial Classification (SIC) Code 7372-Prepackaged Software and (ii) the Nasdaq Market Index. The comparison assumes that $100 was invested on December 31, 1999 in the Common Stock at the initial public offering price and in each of the foregoing indices, and assumes reinvestment of dividends, if any.

Assumes $100 Invested on Dec. 31, 1999
Assumes Dividend Reinvested
Fiscal Year Ending Dec. 31, 2004

PROPOSAL 2

RATIFICATION AND SELECTION OF AUDITORS

The Audit Committee has selected the firm of BDO Seidman LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2005. It is expected that a member of BDO Seidman LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Before making its selection, the Audit Committee carefully considered that firm’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm; as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee is satisfied with BDO Seidman LLP in all these respects.

The submission of the selection of BDO Seidman LLP to the stockholders is not required by law or the Company’s By-Laws. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the Audit Committee’s selection, the Audit Committee will consider the selection of another independent public accountant.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by regulations of the SEC to furnish to the Company copies of all such filings. Based on the Company’s review of the copies of such filings received by the Company with respect to the fiscal year ended December 31, 2004, and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2004.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received by the Company's Secretary not later than March 29, 2006. Any such proposal must comply with the rules and regulations of the SEC. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt requested to Astea International Inc., 240 Gibraltar Road, Horsham, Pennsylvania 19044, Attention: Secretary. In addition, the execution of a proxy solicited by the Company in connection with the 2006 Annual Meeting of Stockholders shall confer on the designated proxy holder discretionary voting authority to vote on any stockholder proposal which is not included in the Company's proxy materials for such meeting and for which the Company has not received notice before March 29, 2006.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. The Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.

THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004. REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, ASTEA INTERNATIONAL, 240 GIBRALTAR ROAD, HORSHAM, PENNSYLVANIA 19044.

By Order of the Board of Directors
/s/ Zack B. Bergreen
Zack B. Bergreen
President and Chief Executive Officer
Horsham, Pennsylvania
July 14, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

ASTEA INTERNATIONAL INC.

August 24, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]

1. To elect four (4) Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.
2. To ratify the selection of the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2005.
FOR      AGAINST    ABSTAIN
  [  ]        [  ]        [  ]

3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY.

[ ] FOR ALL NOMINEES [ ] WITHHOLD AUTHORITY FOR ALL NOMINEES [ ] FOR ALL EXCEPT (See instructions below)	NOMINEES: O Zack B. Bergreen O Adrian A. Peters O Thomas J. Reilly, Jr. O Eric Siegel
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ASTEA INTERNATIONAL INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
AUGUST 24, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Astea International Inc., a Delaware corporation (the "Corporation"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated July 14, 2005 and hereby appoints Zack B. Bergreen and Rick Etskovitz as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the offices of the Company at 240 Gibraltar Road, Horsham, Pennsylvania 19044, on August 24, 2005 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business that may properly come before the meeting or any adjournment or adjournments thereof:

(Continued and to be signed on the reverse side)